Exhibit 99.1
NEWS

RAHQUEL PURCELL ELECTED TO MSC INDUSTRIAL SUPPLY CO.’S BOARD OF DIRECTORS

Melville, N.Y. & Davidson, N.C. (Dec.5, 2022) — MSC Industrial Supply Co. (NYSE: MSM), a premier distributor of Metalworking and Maintenance, Repair and Operations (MRO) products and services to industrial customers throughout North America, today announced that on Dec. 1 its Board of Directors elected Rahquel Purcell to serve as a director, effective immediately.

Purcell brings more than 30 years of supply chain, strategy and digital experience to MSC’s Board of Directors. She was recently appointed to the role of Chief Transformation Officer, North America (NA) for L’Oréal S.A., the world’s largest beauty company. In this role, she is responsible for leading a newly formed Transformation Office and adapting and evolving L’Oréal’s operating models for the future. She previously served as Chief Operating Officer, NA, overseeing six manufacturing facilities, 16 distribution centers and eight customer care facilities for L’Oréal’s North America region, which produces $10 billion in annual revenue. During her seven-year tenure with L’Oréal, Purcell also has served as Senior Vice President, Head of Supply Chain NA and Vice President, Supply Chain NA, leading the successful transformation of the company’s supply chain organization. She also has played a significant role in advancing L’Oréal’s Environmental, Social and Governance (ESG) strategy.

Prior to joining L’Oréal, Purcell held a series of progressively responsible global leadership roles with The Procter & Gamble Company over 20-plus years, as well as early career experience with General Motors Company and PepsiCo, Inc. Purcell earned a bachelor’s degree in business administration from the University of Michigan, and holds honorary program degrees from MIT, Harvard and the CEDEP business school in Paris, France.

“With an extensive background in consumer products, Rahquel brings our Board a unique customer-centric perspective on driving innovation and growth, and her significant supply chain leadership experience will be extremely valuable as we work to enhance our operations and deliver greater profitability and productivity,” said MSC President and Chief Executive Officer Erik Gershwind.

“Rahquel is a highly experienced executive with considerable operational excellence expertise. We look forward to the unique perspective she will bring to our Board and the impact that she’ll have on MSC’s long-term growth and success,” said MSC Chairman Mitchell Jacobson.

Investors:	Media:
John G. Chironna	Paul Mason
Vice President, Investor Relations and Treasurer	Director, Corporate Communications
(704) 987-5231	(336) 817-2131

About MSC Industrial Supply Co.

MSC Industrial Supply Co. (NYSE:MSM) is a leading North American distributor of a broad range of metalworking and maintenance, repair and operations (MRO) products and services. We help our customers drive greater productivity, profitability and growth with approximately 2.1 million products, inventory management and other supply chain solutions, and deep expertise from more than 80 years of working with customers across industries. Our experienced team of nearly 7,000 associates works with our customers to help drive results for their businesses - from keeping operations running efficiently today to continuously rethinking, retooling, and optimizing for a more productive tomorrow. For more information on MSC Industrial, please visit mscdirect.com.

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